Exhibit 10.46
February 12, 2024

Dear Merrie:

Equinix LLC (“Equinix” or the “Company”) is pleased to offer you employment on the following terms. This offer is contingent upon approval of the Board of Directors of Equinix, Inc. and its Talent, Culture and Compensation Committee (the “Committee”) and your ability to provide or obtain valid work authorization in the United States. Subject to these conditions, your anticipated start date will be March 25, 2024.

1.    Position. You will serve in a full-time capacity of Chief Customer and Revenue Officer, based out of Washington, and will report to Charles Meyers, Chief Executive Officer and President. By signing this letter agreement, you represent and warrant to Equinix that you are under no contractual commitments inconsistent with your obligations to Equinix.

2.    Salary. You will be paid a salary at the annual rate of $600,000.00 USD, which will be paid on a bi-weekly basis in accordance with Equinix’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to Equinix’s employee compensation policies in effect from time to time. Additionally, provided that your start date is prior to October 1 of this calendar year, you will be eligible to participate in Equinix’s annual merit increase and salary review process (which will occur at the beginning of next calendar year for the prior year). Merit increases are based on your individual performance and are effective on a date determined by our annual salary review timelines.

3.    2024 Equity Awards. For fiscal 2024, you will receive equity awards representing a target grant date value of $7,000,000.00 (the “Initial Equity Award”). The Initial Equity Award will be granted in the same form and in the same mix as is provided to other executive officers of the Company for their 2024 long-term incentive awards, which is expected to consist of the following grants: (i) approximately 47% of the Initial Equity Award is expected to be in the form of grants of performance-based restricted stock units (“PSUs”) that are subject to financial performance metrics and vesting over three years, (ii) approximately 20% of the Initial Equity Award is expected to be in the form of a grant of PSUs that are subject to total shareholder return performance metrics and vesting after three years, and (iii) approximately 33% of the Initial Equity Award is expected to be in the form of a grant of restricted stock units subject to time vesting over three years (“RSUs”). The number of shares of Company common stock subject to each component of the Initial Equity Award will be calculated in accordance with the Company’s normal equity grant policies. This Initial Equity Award will otherwise be subject to terms and conditions consistent with the 2024 long-term incentive awards granted to the Company’s executive officers. For the avoidance of doubt, this Initial Equity Award will constitute your 2024 annual long-term incentive award.
4.    Company Wide Bonus. You will be eligible to participate in Equinix's 2024 Annual Incentive Plan, provided that your start date is prior to October 1. Under the plan, you will be eligible to earn annual incentive compensation with a target amount equal to 100% of your annual base salary, based upon Equinix's financial performance and your individual performance. The annual incentive bonus will be pro-rated based on your start date, and will be paid in cash and/or RSUs, as determined by the Committee. Detailed information on this plan will be provided to you after you start.

5.    Sign-On Bonus. You will receive a cash sign-on bonus of $500,000.00 USD, less applicable taxes, deductions and withholdings, with your first paycheck (the “Sign-On Bonus”). To the extent that your employment is terminated due to (i) your termination by the Company for Cause or (ii) your resignation without Good Reason (as each such term is defined in the Change in Control Severance Agreement between you and the Company (the “Severance Agreement”)), in each case on or prior to the first anniversary of your commencement of employment at the Company, at the request of the Company, you will be required to repay to the Company the pro-rated, net after-tax amount of the Sign-On Bonus. By way of example, if you resign without Good Reason after completing nine (9) months of service, then you agree to repay twenty-five percent (25%) of the cash payment actually received by you for the Sign-On Bonus.

Exhibit 10.46
6.    One-Time Equity Award. Upon commencement of employment, you will be granted an award of RSUs valued at $1,500,000.00 USD on the date of grant. The number of RSUs making the grant total will be based on the award amount divided by the average closing stock price of EQIX for the 30 trading days prior to the grant date, rounded to the nearest whole share. All grants are made under and subject to the terms and conditions of the applicable equity award plan, in place from time to time, and your award agreement, which you must sign to accept and receive the grant. Each RSU represents an unfunded right to receive one share of Equinix, Inc. common stock upon vesting, provided you remain in actual employment through the vesting date and meet all other eligibility requirements of the equity award plan and your award agreement. All unvested RSUs shall be forfeited when you cease to be in actual employment. Beginning on your commencement of employment, your award will vest over 30 months, with 33.33% vesting after six months, and 16.67% vesting every six months thereafter until fully vested; provided, however, if you are terminated without Cause or resign for Good Reason prior to completing 30 months of service to the Company, then the Company shall cause the unvested RSUs subject to such award to become fully vested. If there is any inconsistency between this clause and your award agreement, the award agreement governs.

7.    401(k) Savings Plan and Company Match. You will be automatically enrolled in and begin contributing to the 401(k) plan at the rate of 6% of your compensation approximately 30 days following your start date. You may elect to increase or decrease this rate of contribution at any time or opt out entirely. Information about the 401(k) plan will be mailed to your home address from our 401(k) provider, Fidelity Investments, following your start date. Each payroll, Equinix will contribute 50 cents on every dollar up to the first 6% of your compensation that you defer into your 401(k) account. You will vest in 25% of the company match after your first year as an Equinix employee, and 25% each year thereafter.

8.    Health Benefits. The Company agrees to pay a portion of premiums for health insurance coverage in accordance with the current Company benefits plan. The Company reserves the right to amend these benefits, and to change the plan carriers at any time.

9.    Paid Time Off. You will be entitled to Paid Time Off (“PTO”) that accrues on a bi- weekly basis. Full-time employees working 40 hours per week will accrue 4.616 hours per pay period. See the U.S. Equinix Employee Handbook for more information.

10.    Proprietary Information and Inventions Agreement. Like all Equinix employees, you will be required, as a condition to your employment with Equinix, to sign Equinix’s standard Proprietary Information and Inventions Agreement (“PIIA”), a copy of which is attached hereto as Exhibit A.

11.    Period of Employment. Your employment with Equinix will be “at will,” meaning that either you or Equinix will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Equinix on this term. Although your job duties, title, compensation and benefits, as well as the Equinix’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Equinix.

12.    Outside Activities. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. While you render services to Equinix, you also will not assist any person or organization in competing with Equinix, in preparing to compete with Equinix or in hiring any employees of Equinix. Notwithstanding the foregoing, nothing in this letter agreement or any other policy applicable to you shall restrict you from: (a) participating in professional and charitable organizations in an unpaid capacity, and/or (b) serving as a director or advisor of a for-profit, non-competitive entity; in each case, in a manner and to the extent that such activities will not materially interfere with your duties to Equinix and as approved by the CEO.

13.    Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

Exhibit 10.46
14.    Other Terms. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

15.    Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with Equinix and supersede any prior understandings or agreements, whether oral or written, between you and Equinix. Notwithstanding any other term or provision of any other agreement, plan or policy, for purposes of your equity awards, change in control severance benefits and this Agreement, unless otherwise agreed by you in a written and signed agreement, the only “Cause” and “Good Reason” (or similar term) definitions that shall apply to your employment with Equinix shall be those definitions set forth in your Severance Agreement, provided, however, that if your Severance Agreement is amended or replaced pursuant to its terms, or Equinix issues additional equity subject to different Cause and Good Reason definitions and such different Cause and Good Reason definitions are applied to all equity grants issued contemporaneously to other senior executives of the Company, then the terms of such other amended or replaced policy or agreement shall apply.

16.    Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of Equinix. The terms of this letter agreement and the resolution of any disputes will be governed by Washington law.

17.    Insurance; Indemnification. Equinix agrees, during and after your employment term, to defend, indemnify and hold you harmless ("rights to indemnity") to the extent provided by Equinix’s bylaws or other organizational documents for your actions or inactions as an officer, director, employee or agent of Equinix or as a fiduciary of any benefit plan of any of the foregoing, as applicable. Such rights to indemnity shall not be less than those provided to other senior executives and board members of the Company. You will be covered by directors and officers (D&O) liability insurance consistent with the insurance coverage provided to other directors and officers of Equinix.

18.    Legal Fees. Within thirty (30) days of receiving appropriate documentation related to legal and/or tax advisor fees, Equinix shall reimburse you for any and all legal and tax advisor fees and related costs actually incurred and paid in connection with your negotiation and execution of this letter agreement and any related agreements, up to a maximum amount of $15,000.00 USD in the aggregate.

19.    Notice. In the event Equinix terminates you without Cause during the first twelve (12) months of your employment, Equinix shall provide you with at least four (4) months prior written notice of such termination. During such four (4)-month period, subject to your signing and not revoking a release of claims against Equinix and its affiliates at the start of such four (4)-month period and a “bring down” release at the end of such period prior to receipt of any additional severance benefits, you shall remain an employee of Equinix entitled to your base salary (as in effect immediately prior to such termination), annual bonus, vesting of equity awards and all other employee benefits, such as health benefits.

20.    Public Communications. In the event of a termination of employment by the Company without Cause, you agree not to, and Equinix will instruct its directors and officers not to make and will not authorize the making of any negative or disparaging comments with respect to such separation in any public-facing communication (such as a press release, social media posting or Form 8-K); provided that nothing in this section shall (i) prohibit either party from reporting violations of law to, or otherwise communicating with or participating in any investigation or proceeding conducted by, any federal, state or local government agency or commission or (ii) prevent Equinix from making any securities filings or other disclosures pursuant to applicable law.

We look forward to you joining Equinix. You may indicate your agreement with these terms and accept this offer by signing and dating both this letter and the PIIA. Please return the signed offer letter and PIIA to us. Upon your request, a fully executed copy of the PIIA will be provided to you after receiving a company representative’s signature.

Sincerely,

Exhibit 10.46
/s/ Charles Meyers
Charles Meyers
Chief Executive Officer and President

I have read and accept this employment offer:

Meredith Williamson
Print Full Name
/s/ Merrie Williamson
Signature
February 12, 2024
Date Accepted

Attachments:
Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: Request for Personal Data